Exhibit 10.3
COMMUNITY HEALTH SYSTEMS, INC.
2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF MARCH 24, 2009)
MARCH 24, 2009

i

COMMUNITY HEALTH SYSTEMS, INC.
2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF MARCH 24, 2009)
ARTICLE I
PURPOSE
     The purpose of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan (As Amended and Restated as of March 24, 2009) (the “Plan”) is to promote the interests of Community Health Systems, Inc., (the “Company”) and its stockholders by providing additional compensation as incentive to certain employees of the Company or its subsidiaries and affiliates who contribute materially to the success of the Company. This Plan is an amendment and restatement of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan established by the Company on January 1, 2004. The Company intends that the Plan provide in part “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”).
ARTICLE II
DEFINITIONS
     The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:
     2.1 “Award” shall mean bonus incentive compensation paid in cash.
     2.2 “Beneficiary” means the person, persons or estate entitled to receive payment under the Plan following a Participant’s death.
     2.3 “Board” shall mean the Board of Directors of Community Health Systems, Inc.
     2.4 “Cause” shall mean the Participant’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).
     2.5 “Code” shall have the meaning set forth in Article I.
     2.6 “Committee” shall have the meaning set forth in Section 3.3.
     2.7 “Company” shall have the meaning set forth in Article I.
     2.8 “Covered Employee” shall mean for any Fiscal Year, an employee who (i) as of the beginning of the Fiscal Year is an officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, and (ii) is designated by the Committee on or prior to the last day of the 90-day period commencing on the first day of the Fiscal Year (or, in the case of a Mid-Year Participant, designated by the Committee prior to commencing his or her participation in the Plan), as a Participant whose Award is intended to constitute Performance-Based Compensation. If the Committee does not make the designation in clause (ii) for a Fiscal Year, all employees described in clause (i) shall be deemed to be Covered Employees for purposes of this Plan.
     2.9 “Deferred Bonus Award” shall mean any Award whose payment has been designated by the Plan Administrator or Committee to be deferred as set forth in Section 5.2.
     2.10 “Fiscal Year” shall mean the Company’s accounting year of 12 months commencing on January 1st of each year and ending the following December 31st.
     2.11 “Mid-Year Participant” shall mean any Participant in the Plan who does not commence participation on the first day of the Fiscal Year.
     2.12 “Operating Unit” shall mean any hospital or group of hospitals, clinic or group of clinics, medical office building or group of medical office buildings, nursing facility or group of nursing facilities, any other operating unit designated by the Plan Administrator or the Committee (as applicable) or any combination of any of the foregoing.
     2.13 “Outside Director” shall mean a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code.
     2.14 “Participant” shall mean an employee (other than a Covered Employee) of the Company as may be designated by the President and Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc. to participate in the Plan with respect to each Fiscal Year.
     2.15 “Participation Period” shall mean the period of time during which an individual is actually a Participant in the Plan for any Fiscal Year.
     2.16 “Performance-Based Compensation” shall mean any Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.
     2.17 “Performance Objective” shall mean one or more performance goals based on the criteria described in Section 4.4 and established as described herein with respect to an individual Participant for the Fiscal Year.
     2.18 “Plan” shall have the meaning set forth in Article I.
     2.19 “Plan Administrator” shall have the meaning set forth in Section 3.2.
     2.20 “Pro-Rata Award” shall have the meaning set forth in Section 5.8.
     2.21 “Qualifying Termination” shall mean the termination of the Participant’s employment due to death, disability, termination without Cause, and if such Participant is a party to a change in control agreement with the Company, a termination by the Participant for “good reason” as such term is defined in the Participant’s change in control agreement.

     2.22 “Regulations” shall have the meaning set forth in Section 3.4.
     2.23 “Section 409A” shall mean Section 409A of the Code and the applicable regulations and guidance promulgated thereunder.
ARTICLE III
ADMINISTRATION
     3.1 Remuneration payable under the Plan is intended to constitute Performance-Based Compensation for those Participants who are Covered Employees under the Plan, and the Plan shall be construed and administered in accordance with such intention. The Committee shall be authorized to exercise discretion under this Plan in respect of a Covered Employee only to the extent that such exercise will not cause an Award held by a Covered Employee to fail to constitute Performance-Based Compensation.
     3.2 The Plan shall be administered, under the supervision of the Board, by the Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc. (collectively, the “Plan Administrator”), except as otherwise provided herein.
     3.3 Notwithstanding Section 3.2, for Participants who are Covered Employees, the Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall consist of not fewer than two (2) members of the Board each of whom is an Outside Director.
     3.4 The Plan Administrator (or, with respect to any Covered Employee, the Committee) may, from time to time, (i) adopt rules and regulations (“Regulations”) for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Plan Administrator (or the Committee, if applicable) shall deem appropriate, and (ii) alter, amend or revoke any Regulation so adopted.
     3.5 The interpretation and construction of any provision of the Plan by the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall be final and conclusive.
     3.6 No member of the Board, including members of the Committee, nor the President and Chief Executive Officer or the Chief Financial Officer of Community Health Systems, Inc., shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder or for any action, failure to act, determination or interpretation made by another member, officer, agent or employee of the Board, the Committee or the Company in administering this Plan. The Company hereby agrees to indemnify each member of the Board, including members of the Committee, and the President and Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc., for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising by reason of an event(s) described in the immediately preceding sentence.

ARTICLE IV
PERFORMANCE INCENTIVE AWARDS
     4.1 For each Fiscal Year of the Company, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the following:
(a)	The employees who will participate in the Plan for such Fiscal Year;

(b)	The basis(es) for determining the amount of the Awards to such Participants;

(c)	The Performance Objectives applicable to an Award; and

(d)	Whether the Award will be a Deferred Bonus Award.
     With respect to Participants who are not Covered Employees, the basis(es) for determining the amount of the Awards shall be dependent upon the attainment by the Company of specified Performance Objectives, as further described in Section 4.4. With respect to Participants who are Covered Employees, the basis(es) for determining the amount of the Awards is set forth in Section 4.2. The Plan Administrator (or, with respect to any Covered Employee, the Committee) shall decide at the time of the grant of an Award whether the Award will be a Deferred Bonus Award subject to the provisions set forth in Section 5.2.
     Participants may be granted more than one Award in respect of any Fiscal Year, which Awards may be subject to the attainment of different Performance Objectives or may be subject to different payment criteria (e.g., a Deferred Bonus Award may be granted in addition to an Award that is not a Deferred Bonus Award and may be subject to the same or different Performance Objectives).
     4.2 For each Participant who is a Covered Employee, the Committee shall establish in writing one or more objectively determinable Performance Objectives based on the criteria described in Section 4.4 of the Plan no later than the last day of the 90-day period commencing on the first day of the Fiscal Year, and at a time when the achievement of such Performance Objective (or Objectives) is substantially uncertain. Notwithstanding anything in this Section 4.2 to the contrary, with respect to any Mid-Year Participant who is a Covered Employee, in no event shall Performance Objectives be established after the earlier of (a) the expiration of the 90-day period immediately following commencement of the applicable performance period and (b) the date on which twenty-five percent (25%) of the applicable performance period has elapsed.
     In establishing objectively determinable Performance Objectives, the Committee shall also state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to the Covered Employee if a Performance Objective(s) is attained. In addition, the formula or standard shall specify the individual Covered Employee or class of Covered Employees to which it applies. No Award shall be paid to a Covered Employee unless the Committee determines and certifies in writing, prior to the payment of such Award, that the Performance Objectives applicable to that Participant have been achieved.

     4.3 For any Participant who is not a Covered Employee, Performance Objectives, whether quantitative or qualitative, may be established. The Plan Administrator shall establish the specific targets for the selected measures.
     4.4 Performance criteria for Awards under the Plan shall be one or more Performance Objectives relating to the following categories, and any such categories maybe further limited to performance derived from “continuing operations”:
(1)	Financial Performance Criteria:
a.	Net Revenue. This target is based upon the Company’s or any Operating Unit’s consolidated net revenue budget.

b.	Earnings Per Share. This target is based upon the Company’s reported earnings per share on a fully diluted basis.

c.	Adjusted EBITDA. This target is based upon the Company’s or any Operating Unit’s consolidated budgeted adjusted earnings before interest, income tax, depreciation and amortization (and any other adjustments used by the Company).

d.	EBITDA Margin. To achieve this goal the actual adjusted EBITDA margin percentage must equal or exceed the budgeted adjusted EBITDA margin percentages, and this goal may be established for the Company or any Operating Unit.

e.	EBITDA Margin Improvement. To achieve this goal the actual EBITDA margin percentage must improve over the comparable period by or in excess of the target improvement amount, and this goal may be established for the Company or any Operating Unit.

f.	Bad Debt Expense. The corporate consolidated target is determined by dividing the year-to-date bad debt expense by the year-to-date net patient revenue. For any Operating Unit, the target is calculated by dividing the year-to-date bad debt expense by the year-to-date sum of net patient revenue.

g.	Cash Flows from Operating Activities. This target is based upon the Company’s or any Operating Unit’s cash flow from operating activities.

h.	Cash Receipts Target. Each month’s performance is determined by comparing total cash receipts received by each of the Company’s affiliated hospitals (or by the Company for that hospital) to the prior month’s net revenue less bad debt. For each Fiscal Year, the annual performance will be determined by adding each month’s calculation together and calculating a 12-month total achievement. Division and corporate level performance may be determined by aggregating hospitals’ performance.

i.	Uncompensated Care Expense. This target is based upon the Company’s or any Operating Unit’s expense for (i) doubtful accounts, (ii) charity accounts, and (iii) self-pay and administrative discounts. This target is calculated by dividing uncompensated care expense by net revenue plus uncompensated care.

j.	Days Net Revenue in Net Patient Accounts Receivable. This target may be established at the Company level or for any Operating Unit and is calculated using all patient-related accounts receivable (as shown in the Balance Sheet (Summary Code B-77, excluding all year-end settlement accounts)) net of the allowance for bad debts and net revenue from the most recent three months. The actual calculation is based upon dividing the net accounts receivable balance by the last three months average daily net revenue. The measurement will be either on an end of period or an average calculation.
(2)	Qualitative Performance Criteria:
a.	Key Operating and Financial Statistics. This target is based upon budgeted statistics and other financial statistics for admissions, adjusted admissions, census, surgeries, emergency room visits, patient visits, and/or outpatient procedures, and may be established at the Company level or for any Operating Unit.

b.	Case/Resource Management Program. Targets for this program are measured based upon the program achieving the length of stay, cost reduction per adjusted admission and other designated metrics related to costs or reimbursement qualification.

c.	Productivity Management. To achieve this goal the payroll for the Company or any Operating Unit for a defined set of services must be at or below the budgeted payroll target for such services as a percent of net revenue.

d.	Quality Indicators/Clinical Compliance. Quality indicators and clinical compliance will be determined by meeting predetermined targets at the Company or Operating Unit level for measurable and reportable statistics, as developed from time to time, including: (i) HCAHPS patient survey results, (ii) physician satisfaction results, (iii) joint commission survey results, (iv) core measures, (v) employee turnover, and (vi) employee satisfaction. Targets may include measurements based on a fixed goal or improvement over a prior period.

e.	Operating Expenses Per Equivalent Patient Day. This target may be established at the Company level or for any Operating Unit and is determined by dividing operating expenses by the number of equivalent patient days.
i.	Operating expenses are all income statement expenses excluding rent, depreciation, amortization, management fee expense and interest expense.

ii.	Equivalent patient days is a method of adjusting the number of patient days to compensate for outpatient service rendered.
f.	Physician Recruitment. To achieve this goal, a Participant must meet established physician recruitment targets.

g.	Capital Expenditures. To achieve this goal, a Participant must maintain capital expenditures within the established capital budget.

h.	Exceeding Industry Performance. To achieve this goal, the Company must achieve better than industry average performance in volume, revenue and earnings growth.

i.	Discretionary. An amount equal to a specified percentage of each Participant’s salary or a lump sum amount may be awarded based upon other objective or subjective criteria that recognize accomplishments of a Participant (other than a Covered Employee) during the year. Focus will be on quality, service, regulatory compliance, and accomplishment of specific unique projects, among other items.
Performance Objectives may be set at a specific level or may be expressed as relative to prior performance or to the performance of one or more other entities or external indices and may be expressed in terms of a progression within a specified range. The Plan Administrator or, in the case of a Covered Employee the Committee, may at the time Performance Objectives are determined for a Fiscal Year, or at any time prior to the final determination of Awards in respect of that Fiscal Year to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of the Award as Performance-Based Compensation, provide for the manner in which performance will be measured against the Performance Objectives (or to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of an Award as Performance-Based Compensation, may adjust the Performance Objectives) to reflect the impact of (i) any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Company’s stock, (ii) specified corporate transactions (iii) special charges, (iv) accounting or tax law changes, (v) changes in government reimbursement policies, and (vi) other extraordinary or nonrecurring events.
Where applicable, for purposes of making any determinations in respect of any Performance Objective, performance will generally be determined in accordance with generally accepted accounting principles, consistently applied.
     4.5 Subject to Section 3.1, at any time after the commencement of a Fiscal Year for which Performance Objectives have been determined, but prior to the close thereof, the Plan Administrator may, in its discretion, add Participants, decrease targets, or increase or add to an Award(s).
ARTICLE V
PAYMENT OF PERFORMANCE INCENTIVE AWARDS
     5.1 Payment of Awards. Subject to Section 5.2 and such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid as follows:
As soon as practicable after the end of the Fiscal Year, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the extent to which Awards have been earned on the basis of the actual performance in relation to the Performance Objectives as established for that Fiscal Year. Once determined, an Award shall be paid to a Participant only to the extent that the Participant met the targets for his or her Award as set forth in his or her Award. Notwithstanding the foregoing, a lump sum discretionary Award may be paid to a Participant who is not a Covered Employee at any time during the Fiscal Year. No Awards shall be paid to a Covered Employee unless and until the Committee has certified in writing that the Performance Objectives established with respect to the Covered Employee have been achieved. Subject to the foregoing, Awards or Pro-Rata Awards shall be paid at such time or times as are determined by the Plan Administrator or Committee; provided that, in no event shall the payment of any Awards or Pro-Rata Awards under the terms of the Plan be made to a Participant or Beneficiary later than 2 1/2 months following the end of the Fiscal Year for which such Award or Pro-Rata Award has been determined.
     5.2 Payment of Deferred Bonus Awards. Subject to such other conditions as are provided in the Plan, the Deferred Bonus Awards shall be paid as follows:
(a)	As soon as practicable after the end of the Fiscal Year, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the extent to which Awards designated as Deferred Bonus Awards have been earned on the basis of the actual performance in relation to the Performance Objective as established for that Fiscal Year. Once determined, a Deferred Bonus Award shall be paid to a Participant only to the extent that the Participant met the targets for his or her Deferred Bonus Award as set forth in his or her Deferred Bonus Award. No Deferred Bonus Awards shall be paid to a Covered Employee unless and until the Committee has certified in writing that the Performance Objectives established with respect to the Covered Employee have been achieved. Subject to the foregoing, Deferred Bonus Awards shall be paid on such date or dates following the Fiscal Year in which such Deferred Bonus Award had been determined and shall be subject to such continued employment requirements as the Plan Administrator or, in the case of a Covered Employee, the Committee shall determine at the time the Deferred Bonus Award is granted.

(b)	Notwithstanding the foregoing, (i) if a Pro-Rata Deferred Bonus Award becomes payable pursuant to Section 5.8 hereof, then such Pro-Rata Deferred Bonus Award shall be paid to the Participant or Beneficiary no later than 2 1/2 months following the end of the Fiscal Year for which such Deferred Bonus Award has been determined and (ii) if a Qualifying Termination occurs after the end of the Fiscal Year in respect of which a Deferred Bonus Award is earned, the Deferred Bonus Award shall be paid to the Participant or Beneficiary within 30 days after the later of (x) the date of such termination or (y) the date that the amount of the Deferred Bonus Award is determined pursuant to Section 5.2(a).

(c)	Deferred Bonus Awards are intended to be “short term deferrals” as defined in Section 409A and thus not subject to Section 409A. However, if the short term deferral exemption under Section 409A is unavailable, the Deferred Bonus Awards shall be granted and administered in a manner that complies with Section 409A. Payment of any Deferred Bonus Award shall be made only on a fixed date or dates or upon the occurrence of specified events permitted under Section 409A all of which shall be established at the time the Award is granted. Payment of Deferred Bonus Awards may not be further deferred beyond the payment date or dates specified in the Award at the time it is granted and may not be accelerated except as may be permitted under Section 409A. If a Participant or Covered Employee is a “specified employee” for purposes of Section 409A, the payment upon a termination of employment of any Deferred Bonus Award which is subject to Section 409A shall not be paid until one day after the date which is six (6) months from the date of termination.
     5.3 The maximum amount that any individual Participant may receive relating to Awards made in respect of the performance in any Fiscal Year may not exceed ten million dollars ($10,000,000).
     5.4 There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government entity in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established withholding tax rate. Participants may elect to have the deduction of taxes cover the amount of any applicable tax (the amount of withholding tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to such Participant).
     5.5 Subject to Section 4.2 of the Plan, any individual other than a Covered Employee who becomes a Participant in the Plan due to employment, transfer or promotion during a Fiscal Year shall be eligible to receive a partial Award based upon the Participant’s base salary for the Participant’s Participation Period and his or her level of achievement in relation to Performance Objectives for the entire Fiscal Year or such shorter period established by the Plan Administrator or Committee. In no event, however, shall partial Awards be made to any Participant with a Participation Period in respect of any Fiscal Year of less than three months, except for discretionary awards under Section 4.4(2)(k).
     5.6 With respect to any Participant who is not a Covered Employee, Awards may be adjusted for partial year responsibility, multiple facility responsibility and reassignments of a duration of at least three consecutive months.
     5.7 Except as provided in Section 5.8, no Award shall be paid to a Participant who is not employed by the Company on the date that his or her Award payment is due under the Plan.
     5.8 If a Participant’s employment is terminated in a Qualifying Termination prior to the payment of an Award (including a Deferred Bonus Award), the Participant shall receive an Award (including a Deferred Bonus Award, if applicable) based upon his or her level of achievement in relation to Performance Objectives for the entire Fiscal Year multiplied by a fraction, the numerator of which is the number of days in the Participation Period and the denominator of which is 365 (a “Pro-Rata Award”). If such termination occurs after the end of the applicable Fiscal Year but before the payment of the Award, such fraction shall be one (1). With respect to Covered Employees, no Pro-Rata Award shall be paid unless and until the applicable Performance Objective(s) has been attained and the Committee has certified such attainment. Pro-Rata Awards (including Deferred Bonus Awards) payable pursuant to this Section 5.8 shall be paid in accordance with Sections 5.1 and 5.2, as applicable. Notwithstanding the foregoing, if a Participant is a party to an agreement or is a participant in any other plan that provides for a pro-rata payment of any Award under this Plan, the application of this Section 5.8 shall not result in a duplication of payment to the Participant under circumstances in which an Award is payable pursuant to this Section 5.8.
     5.9 Notwithstanding anything contained in the Plan to the contrary, the Plan Administrator, or in the case of a Covered Employee, the Committee, in its sole discretion may reduce any Award whose Performance Objectives are based on one or more of the “qualitative performance criteria” listed in Section 4.4(2) for any Participant to any amount, including zero, prior to the payment of such Award.
     5.10 Payment of each Award to a Participant shall be subject to the following provisions and conditions:
(a)	No Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect such Participant have been satisfied. Nothing contained in the Plan or in the Regulations shall require the Company to segregate cash or other property for purposes of payment of Awards under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company to dismiss and/or discharge any employee at any time.

(b)	No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature.
ARTICLE VI
MISCELLANEOUS
     6.1 By accepting any benefits under the Plan, each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board, the Plan Administrator, the Committee or any other committee appointed by the Board.
     6.2 Any action taken or decision made by the Company, the Board, the Plan Administrator, the Committee, or any other committee appointed by the Board in the exercise of this power shall be final, binding and conclusive upon the Company, the Participants, and all other persons having any interest therein.
     6.3 The Board, the Plan Administrator, the Committee, or any other committee appointed by the Board may rely upon any information supplied to them by any officer of the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.
     6.4 The Board may alter, amend, suspend or terminate the Plan; provided, however, that, except as permitted by the Plan, no such alteration, amendment, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the respective Participant; and provided further, however, that, to the extent necessary under any applicable law, no such alteration, amendment, suspension or termination shall be effective unless approved by the shareholders of the Company in accordance with applicable law or regulation.
     6.5 As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:
(a)	Give any person any right to participate in the Plan other than at the sole discretion of the Plan Administrator or Committee, as applicable;

(b)	Give any person any rights whatsoever with respect to an Award except as specifically provided in this Plan;

(c)	Limit in any way the right of the Company to terminate the employment of any person at any time; or

(d)	Be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.
     6.6 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.
     6.7 This Amended and Restated Plan will be effective for all Fiscal Years beginning with 2009 by action of the Board of Directors conditioned on and subject to approval of the Plan by a vote of the holders of a majority of the securities of the Company present in person or by proxy at a duly held stockholders meeting at which a quorum representing a majority of all outstanding voting stock is present. The Committee is authorized to make no Awards to Covered Employees in respect of the 2014 Fiscal Year or any later Fiscal Year if the Plan has not been reapproved by the Company’s stockholders at its first meeting of stockholders during 2014, if such approval is necessary for such Awards to constitute Performance-Based Compensation.